Exhibit 5.2

February 12, 2010

NOVA Chemicals Corporation

1550 Coraopolis Heights Road

Coraopolis, PA 15108

Ladies and Gentlemen:

We have acted as counsel to NOVA Chemicals Corporation, a corporation incorporated under the laws of New Brunswick, (“NOVA”) in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by NOVA with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance of (i) up to US$350,000,000 aggregate principal amount of 8.375% Senior Notes due 2016 (the “2016 Exchange Notes”), and (ii) up to US$350,000,000 aggregate principal amount of 8.625% Senior Notes due 2019 (the “2019 Exchange Notes”, and together with 2016 Exchange Notes, the “Exchange Notes”). The Exchange Notes will be issued under an indenture, dated as of October 16, 2009 (the “Indenture”), by and between NOVA and U.S. Bank National Association, as Trustee (the “Trustee”). The 2016 Exchange Notes will be offered in exchange for up to US$350,000,000 aggregate principal amount of its outstanding 8.375% Senior Notes due 2016, and the 2019 Exchange Notes will be offered in exchange for up to US$350,000,000 aggregate principal amount of its outstanding 8.625% Senior Notes due 2019.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of NOVA.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that NOVA is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of its jurisdiction of organization.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                       When the 2016 Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the 2016 Exchange Notes will constitute valid and legally binding obligations of NOVA enforceable against NOVA in accordance with their terms.

2.                                       When the 2019 Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the 2019 Exchange Notes will constitute valid and legally binding obligations of NOVA enforceable against NOVA in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In rendering the opinions set forth above, we have relied on the opinion of Stewart McKelvey with respect to matters governed by the laws of of the province of New Brunswick and the federal laws of Canada applicable therein.

We do not express any opinion herein concerning any law other than the laws of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP